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Exhibit 10.1
CONSOLIDATED ENERGY, INC.
SENIOR SECURED BRIDGE PROMISSORY NOTE

$2,500,000     January 11, 2005

FOR VALUE RECEIVED, Consolidated Energy, Inc., a Wyoming corporation ("Maker"), hereby promises to pay to the order of Gryphon Master Fund, L.P., a Bermuda limited partnership, and GSSF Master Fund, LP, a Bermuda limited partnership (collectively, "Payee"), the principal sum of Two Million Five Hundred Thousand Dollars ($2,500,000), together with interest thereon at the rate of nine percent (9%) per annum from the date hereof, all in accordance with the provisions of this senior secured bridge promissory note (this "Note"). This Note is fully and unconditionally guaranteed by Eastern Consolidated Energy, Inc., a Kentucky corporation and wholly-owned subsidiary of Maker ("Guarantor").

1. Principal and Interest Payments. The entire outstanding principal amount of this Note, together with all accrued but unpaid interest thereon, shall be due and payable in full on March 31, 2005 (the "Payment Date"). If Maker fails to pay the entire outstanding principal amount of this Note, together with all accrued but unpaid interest thereon, on or before the Payment Date, the interest rate on the outstanding balance of this Note shall thereafter increase to eighteen percent (18%) per annum (or the maximum rate allowed by law, whichever is less) until paid in full.

2. Mandatory Prepayments. Subject to the last sentence of this Section 2, Maker shall prepay the entire outstanding principal amount of this Note and all accrued and unpaid interest thereon upon (a) the consummation of a public or private offering covering the offering and sale of equity or debt securities (including equity or debt linked securities and bridge loan instruments) of Maker or Guarantor (a "Financing"), (b) receipt by Maker or Guarantor of proceeds from a bank or other institutional lending debt financing, (c) receipt by Maker or Guarantor of casualty or condemnation proceeds, and/or (d) the consummation of a merger, consolidation, acquisition or other corporate transaction involving all or substantially all of the equity interests in or assets of Maker or Guarantor. If the proceeds from any transaction contemplated by subsection (a), (b) or (c) above are insufficient to prepay the entire outstanding principal amount of this Note and all accrued and unpaid interest thereon, then Maker shall only be required to make a prepayment under this Section 2 in the amount of such proceeds actually received. Any partial prepayment under this Section 2 shall be applied first to accrued and unpaid interest and then to principal.

3. Voluntary Prepayments. Maker may prepay all or any portion of this Note, at any time, by paying an amount equal to the outstanding principal amount of this Note, or the portion of this Note called for prepayment, together with interest accrued and unpaid thereon to the date of prepayment and any other amounts due under this Note, without penalty or premium. All partial prepayments under this Section 3 shall be applied first to accrued and unpaid interest and then to principal.

4. Manner of Payment. Payments of principal and interest on this Note shall be made in lawful money of the United States of America by corporate check or by wire transfer of immediately available funds to Payee to any account that Payee may designate from time to time in writing.

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5. Senior Status; Security. The indebtedness evidenced by this Note is senior in right of payment to all other indebtedness of Maker and Guarantor, and Maker and Guarantor each agrees not to incur any indebtedness, which by its terms is senior or pari passu in right of payment to this Note. In addition, payment of the indebtedness evidenced by this Note is secured by a security interest in all of the assets of Maker and Guarantor pursuant to that certain Security Agreement, of even date herewith, by and among Maker, Guarantor and Payee.

6. Events of Default. For purposes of this Note, an "Event of Default" shall only be deemed to have occurred if:

(a) Maker or Guarantor fails to pay when due and payable (whether at maturity or otherwise) any principal or interest on this Note, and such failure, with respect to the payment of interest only, shall continue unremedied for 2 days; or

(b) (i) Maker or Guarantor shall generally not pay its debts as such debts become due, or shall admit in writing its inability to pay its debts generally, or shall make a general assignment for the benefit of creditors; or
(ii) an order, judgment or decree is entered adjudicating Maker or Guarantor bankrupt or insolvent; or (iii) any order for relief with respect to Maker or Guarantor is entered under Chapter 11 of Title 11 of the United States Code (11 U.S.C. Section 101 et seq.); or (iv) Maker or Guarantor petitions or applies to any tribunal for the appointment of a custodian, trustee, receiver or liquidator for all or substantially all of the assets of Maker or Guarantor, or (v) Maker or Guarantor commences any proceeding relating to Maker or Guarantor under any bankruptcy, reorganization, arrangement, insolvency, readjustment of debt, dissolution or liquidation law of any jurisdiction; or (vi) any such petition or application is filed, or any such proceeding is commenced, against Maker or Guarantor, and, with respect only to this clause (vi), (x) Maker or Guarantor indicates in writing its approval thereof, consent thereto or acquiescence therein, or (y) such petition, application or proceeding is not dismissed within 60 days; or

(c) Maker or Guarantor fails to comply with any of its obligations or covenants in this Note (other than payment obligations) and such failure is not cured within 30 days after receiving written notice from Payee specifying the particulars of such failure.

If an Event of Default has occurred and is continuing, then the unpaid principal amount and all accrued and unpaid interest thereon shall automatically become due and payable, without presentment, demand, protest, notice of intent to accelerate, notice of acceleration or other notice or other requirements of any kind, all of which are hereby expressly waived by Maker and Guarantor. In addition, Payee or any other Payee of this Note may institute legal action against Maker and/or Guarantor for the collection thereof. Maker and Guarantor shall pay to Payee all reasonable costs and expenses incurred by it in connection with the collection or enforcement of this Note following the occurrence of an Event of Default, including, but not limited to, the reasonable fees and expenses of Payee's attorneys for all services rendered in connection therewith. The remedies specifically described in this paragraph shall not be the only remedies available to Payee, and Payee shall have the right to enforce any other right or remedy available to it at law or in equity upon the occurrence of an Event of Default.

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7. Assignments. Payee may assign or transfer all or any portion of this Note, subject to compliance with applicable securities laws, without the consent of Maker or Guarantor. Payee shall notify Maker of any such assignment or transfer promptly. Neither Maker nor Guarantor may assign its rights or obligations under this Note. This Note shall be binding upon Maker, Guarantor and their respective successors and shall inure to the benefit of Payee and its successors and permitted assigns.

8. Commitment Fee; Fees and Expenses. Maker agrees to pay to Payee, from the proceeds of the funding of this Note, a cash commitment fee equal to $50,000, and Maker agrees that Payee may deduct such cash commitment fee from the proceeds of the funding of this Note. Maker acknowledges that the commitment fee payable hereunder is a bona fide commitment fee and is intended as reasonable compensation to Payee for committing to make funds available to Maker as described herein and for no other purposes. In addition, Maker agrees to issue to Payee a Warrant to purchase shares of Maker's common stock, par value $0.001 per share, in the form attached to this Note as Exhibit A. Maker shall also pay a flat $10,000 to Payee to reimburse Payee for the fees and expenses (including attorneys' fees and expenses) incurred by it in connection with the preparation, negotiation, execution, delivery and performance of this Note and the other documents contemplated hereby and the transactions contemplated thereunder. Such amount shall be paid by deducting such amount from the proceeds of the funding of this Note.

9. Use of Proceeds. The net proceeds of the funding of this Note shall be used by Maker solely to purchase equipment and fund expenditures necessary for the consummation of mining activities at Maker's Warfield Mine, and shall not be used for any other purposes. Without limiting the generality of the foregoing, Maker shall not use the net proceeds of the funding of this Note (i) to repay any outstanding indebtedness or any loans to any officer, director, affiliate or insider of Maker, or (ii) for research and development (including, without limitation, the development of Maker's clean coal technology that was acquired from Saudi American Minerals, Inc. or the development of any natural gas properties).

10. Exclusive Negotiations; Right of First Refusal. During the period beginning on the date of this Note and ending on the date that the entire outstanding principal amount of this Note, together with all accrued but unpaid interest thereon, is paid in full, neither Maker nor Guarantor shall solicit, engage in or initiate discussions or negotiations with any person or entity other than Payee that would involve a Financing, and shall negotiate solely with Payee and its designees with respect to the consummation of a Financing, provided that Payee is proceeding diligently and in good faith towards the consummation of a Financing substantially in accordance with the terms set forth in that certain Summary of Offer dated December 27, 2004, executed by Gryphon Master Fund, L.P. and Maker. In addition, until such time as the entire outstanding principal amount of this Note, together with all accrued but unpaid interest thereon, is paid in full, Payee shall have a right of first refusal with respect to each and every Financing that Maker may, from time to time, propose to effect. Maker shall not take or fail to take any action that would result in, or have the effect of, the circumvention of the foregoing right of first refusal.

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11. Guarantee.

(a) Guarantor hereby guarantees, as primary obligor and not as a surety, the prompt payment in full when due (whether at stated maturity, by required prepayment, declaration, demand, by acceleration or otherwise) of the principal of and interest (including any interest, fees, costs or charges that would accrue but for the provisions of the Title 11 of the United States Code after any bankruptcy or insolvency petition under Title 11 of the United States Code) on this Note. Guarantor hereby agrees that if Maker shall fail to pay in full when due (whether at stated maturity, by acceleration or otherwise) any amount owing under this Note, Guarantor will promptly pay the same in cash, without any demand or notice whatsoever.

(b) Guarantor hereby expressly waives diligence, presentment, demand of payment, protest and all notices whatsoever, and any requirement that Payee exhaust any right, power or remedy or proceed against Maker under this Note. Guarantor waives any and all notice of the creation, renewal, extension, waiver, termination or accrual of any of the obligations of Maker under this Note and notice of or proof of reliance by Payee upon the guarantee of Guarantor.

(c) In any action or proceeding involving any state corporate, limited partnership or limited liability company law, or any applicable state, federal or foreign bankruptcy, insolvency, reorganization or other law affecting the rights of creditors generally, if the obligations of Guarantor hereunder would otherwise be held or determined to be void, voidable, invalid or unenforceable, or subordinated to the claims of any other creditors on account of the amount of its liability hereunder, then, notwithstanding any other provision hereof to the contrary, the amount of such liability shall, without any further action by Guarantor or any other person, be automatically limited and reduced to the highest amount that is valid and enforceable and not subordinated to the claims of other creditors as determined in such action or proceeding.

12. Miscellaneous.

(a) If the date of any payment required under this Note shall be a Saturday, Sunday or a bank holiday, such payment shall be made on the first business day following such date.

(b) Maker hereby waives presentment for payment, demand, notice of nonpayment, notice of default, notice of acceleration, notice of intent to accelerate, notice of protest and protest of this Note.

(c) This Note shall be governed by and construed in accordance with the substantive laws of the State of Texas without giving effect to the choice of law provisions of such State. Maker (i) hereby irrevocably submits to the exclusive jurisdiction of the United States District Court sitting in the Northern District of Texas and the courts of the State of Texas located in Dallas, Texas, for the purposes of any suit, action or proceeding arising out of or relating to this Note or the transactions contemplated hereby, and (ii) hereby waives, and agrees not to assert in any such suit, action or proceeding, any claim that it is not personally subject to the jurisdiction of such court, that the suit, action or proceeding is brought in an inconvenient forum or that the venue of the suit, action or proceeding is improper. Maker hereby agrees that the prevailing party in any suit, action or proceeding arising out of or relating to this Note shall be entitled to reimbursement for reasonable legal fees from the non-prevailing party.

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(d) Neither this Note nor any term hereof may be amended, waived, discharged or terminated other than by a written instrument signed by Maker and Payee.

(e) No failure on the part of Payee to exercise, and no delay in exercising any right, remedy or power hereunder, shall operate as a waiver thereof, nor shall any single or partial exercise by Payee of any right, remedy or power hereunder preclude any other or future exercise of any other right, remedy or power. Each and every right, remedy or power hereby granted to Payee or allowed it by law or other agreement shall be cumulative and not exclusive of any other, and may be exercised by Payee from time to time.

(f) In case any provision of this Note is held by a court of competent jurisdiction to be excessive in scope or otherwise invalid or unenforceable, such provision shall be adjusted rather than voided, if possible, so that it is enforceable to the maximum extent possible, and the validity and enforceability of the remaining provisions of this Note will not in any way be affected or impaired thereby. In no event shall the amount of interest paid hereunder exceed the maximum rate of interest on the unpaid principal balance hereof allowable by applicable law. If any sum is collected in excess of the applicable maximum rate, the excess collected shall be applied to reduce the principal debt. If the interest actually collected hereunder is still in excess of the applicable maximum rate, the interest rate shall be reduced so as not to exceed the maximum allowable under law.

IN WITNESS WHEREOF, Maker has caused this Note to be executed and delivered as of the date first above written.


CONSOLIDATED ENERGY, INC.

By: /s/ David Guthrie
David Guthrie, President


EASTERN CONSOLIDATED ENERGY, INC.

By: /s/ David Guthrie
David Guthrie, President